Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective November 20, 2014, is made and entered by and between Eastern Virginia Bankshares, inc., a Virginia corporation ("Corporation"), and Mark C. Hanna ("Employee"). This Employment Agreement provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of banks; and

WHEREAS, Employee is involved in the management of the business and affairs of the Corporation and, therefore, possesses managerial experience, knowledge, skills and expertise in such type of business; and

WHEREAS, the continued employment of Employee by the Corporation is in the best interests of the Corporation and Employee; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee's employment by the Corporation as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.            Employment. (a) Employee shall be employed as an executive officer of the Corporation with the title of Executive Vice President and President, Tidewater Region or such other title agreed upon by the parties. Employee shall be a member of the Executive Management Team. He shall perform such services for the Corporation and/or one or more Affiliates as may be assigned to Employee by the Corporation from time to time and that are commensurate with such status and his training and experience upon the terms and conditions hereinafter set forth.

(b)          References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the "Corporation" also shall mean and refer to each Affiliate for which Employee performs services. Subject to Section 15 to the extent applicable, references in this Agreement to "Affiliate" shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2.            Term and Renewal. The initial term of this Agreement shall end December 31, 2016. However, on each December 31, beginning with December 31, 2016, the term of this Agreement shall be renewed and extended by one year unless Employee or the Corporation gives prior notice to the other in writing at least thirty days prior to the end of the term that the term shall not be renewed and extended.

Section 3.            Exclusive Service. Employee shall devote his best efforts and full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to officers of banks.

Section 4.            Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $225,000, payable on such terms and in such equal installments as the parties may from time to time mutually agree upon but in no event less frequently than monthly. The Board of Directors, in its discretion, may increase Employee's base salary during the term of this Agreement.

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(b)          The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(c)          Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee's employment by the Corporation.

Section 5.            Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Corporation for other members of the Executive Management Team and for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change. The Corporation shall amend its supplemental executive retirement plan ("SERP") to provide for Employee's participation therein with the following terms: (a) the benefit under the SERP shall be $3,333 per month for 200 months payable upon a separation from service on or after normal retirement age (age 65); (b) if Employee's employment terminates prior to reaching normal retirement age, Employee shall receive the vested portion of the accrued Liability for his normal retirement age benefit; and (c) the current vesting schedule in the SERP shall apply to Employee's benefit except that vesting shall begin immediately and Employee shall be fully vested at normal retirement age.

Section 6.            Bonuses. (a) Except as provided below in (b) and (c), Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee.

(b)          The Corporation shall grant to Employee, within thirty (30) days of the date of this Agreement, a signing bonus in the form of a restricted stock grant under the Corporation's equity plan with a value on the date of grant of $20,000 and vesting in equal annual installments over two (2) years.

(c)          Employee shall receive a retention bonus equal to $150,000, payable in three (3) equal installments of $50,000 on November 15, 2015, November 15, 2016, and November 15, 2017, provided, with respect to an installment, Employee remains an employee of the Corporation on the applicable payment date.

Section 7.            Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation's business. Such expenses will include business meals, out-of-town lodging, travel expenses and cellular phone expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports.

Section 8.            Country Club Dues. The Corporation shall reimburse Employee for annual membership dues at Kingsmill Golf and Country Club provided such dues are submitted for reimbursement by the end of the calendar year in which they are incurred.

Section 9.            Personal Time Off. Employee shall be entitled to thirty one (31) days of paid time off ("PTO") each year which shall be taken in accordance with the Corporation's PTO policy.

Section 10.           Termination. (a) Notwithstanding the expiration of this Agreement or the termination of Employee's employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such expiration or termination. In addition, no expiration of this Agreement or termination of employment shall affect any liability or other obligation of either party which shall have accrued prior to such expiration or termination, including, but not limited to, any liability, loss or damage on account of breach. No expiration of this Agreement or termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13.

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(b)          Employee's employment hereunder may be terminated at any time by mutual agreement in writing.

(c)          This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee within thirty (30) days of Employee's death the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.

(d)(1) The Corporation may terminate Employee's employment other than for "Cause", as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for "Good Reason", as hereafter defined. In the event Employee's employment terminates pursuant to this Section 10(d), subject to the requirements of Section 15(b) to the extent applicable, Employee shall receive a monthly amount equal to one-twelfth (1/12) his rate of annual base salary plus bonus, if any, in effect immediately preceding such termination ("Termination Compensation") in each month for the remainder of the term of this Agreement. Payments of the Termination Compensation shall be made at the times such payments would have been made in accordance with Section 4(a). Notwithstanding the foregoing, bonus amounts shall be included in the calculation of Termination Compensation only to the extent it is the Corporation's practice to do so for terminated members of the Executive Management Team at the time of Employee's termination.

(2)         Notwithstanding anything in this Agreement to the contrary:

(i)          If Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d); and

(ii)         If, while he is receiving payments under this Section 10(d), Employee engages in a Competitive Business within the area described in Section 12(1), such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 10(d) even though such conduct occurs after the covenants contained in Section 12 have expired.

(3)         The Corporation shall not be required to make payment of the Termination Compensation or any portion thereof to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(4)         Except as set forth in Sections 10(d)(2} and 10(d)(3), the Corporation's obligation to pay Employee the compensation provided in Section 10(d)(I) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Employee or from whosoever may be entitled thereto, for any reason whatsoever. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(5)         For purposes of this Agreement, "Good Reason" shall mean:

(i)          The assignment of duties to Employee by the Corporation which result in Employee not being a member of the Executive Management Team and/or having materially less authority or responsibility than he has on the date hereof, without his express written consent;

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(ii)         Requiring Employee to maintain his principal office outside of Newport News, Virginia and any contiguous counties unless the Corporation moves its regional operations center to a place to which Employee is required to move;

(iii)        A material reduction by the Corporation of Employee's base salary, as the same may have been increased from time to time; or

(iv)        The Corporation's failure to comply with any material term of this Agreement.

The Employee is required to provide notice to the Corporation of the existence of any condition above within a ninety (90) day period of the initial existence of the condition, and the Corporation shall have thirty (30) days from such notice to remedy the condition without having to pay the amounts described in this section, in which event the right to terminate for Good Reason shall be negated.

(e)          The Corporation shall have the right to terminate Employee's employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for "Cause" shall mean termination for Employee's personal dishonesty, gross negligence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order which would be, in the case of each willful violation of the law, rule, regulation or final cease and desist order, materially injurious to the Corporation if known to the public, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation's assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement, In the event Employee's employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive any compensation or other benefits under this Agreement. In regard to an intentional failure to perform stated duties or a material breach of this Agreement, the Corporation will provide notice to Employee of the existence of such failure or breach within ninety (90) days of the Corporation becoming aware of either, and the Employee shall have thirty (30) days from such notice to remedy such failure or breach, in which event the right to terminate for Cause shall be negated.

(f)          The Corporation may terminate Employee's employment under this Agreement, after having established Employee's disability by giving to Employee written notice of its intention to terminate his employment for disability, and his employment with the Corporation shall terminate effective on the ninetieth (90th) day after receipt of such notice if within ninety (90) days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee's disability has been established pursuant to the definition of "disability" set forth below). For purposes of this Agreement, "disability" means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g)          If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation's obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation shall (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(h)          If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation's affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

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(i)(1)    If Employee's employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then on Employee's last day of employment with the Corporation, subject to the requirements of Section 15(b) to the extent applicable, the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates a cash amount in one lump sum (subject to any applicable payroll or other taxes required to be withheld) equal to two (2) times Employee's annual base salary and most recent annual bonus, if any on the date of termination or, if higher, the date immediately prior to a Change of Control. Notwithstanding the foregoing, bonus amounts shall be included in this calculation only to the extent it is the Corporation's practice to do so for terminated members of the Executive Management Team at the time of the Change in Control.

(2)         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the Fast of such transactions or events. Notwithstanding the above, a Change of Control will be deemed to have occurred with respect to Employee only if an event relating to the Change of Control constitutes a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation within the meaning of Treasury Regulation section 1.409A-3(i)(5). For the avoidance of any doubt, a Change of Control shall not include a change in ownership or effective control related to the Agreement and Plan of Reorganization among Eastern Virginia Bankshares, inc., Eastern Virginia Bank and Virginia Company Bank dated May 29, 2014.

(3)         It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control (collectively, the "Total Payments"), would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. In the event the Total Payments are to be reduced, the Corporation shall reduce or eliminate the payments or benefits to Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee's rights and entitlements to any benefits or compensation.

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Section 11.           Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation's trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum lawful protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, is in the public domain or has previously been disclosed to the public by anyone other than Employee. The restrictions in this Section 11 shall apply for a period of five years from the date Employee's employment ceases, for whatever reason, or however long the information is deemed a trade secret under the Uniform Trade Secrets Act, whichever is longer.

Section 12.           Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co partner or in any other individual or representative capacity whatsoever: (1) own, manage or control, or perform services that are the same as or substantially similar to the services performed by Employee for the Corporation within the twenty-four (24) months prior to the cessation of employment, for a Competitive Business anywhere within a ten (10) mile radius of the Corporation's location within the city of Newport News out of which Employee principally worked during the twelve (12) months prior to the date Employee's employment ceases; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation at the time Employee's employment ceases to make deposits in or to become customers of any other financial institution conducting a Competitive Business for the purpose of providing such customer with banking or financial products or services that are the same as or substantially similar to, and competitive with, those offered by the Corporation at the time Employee's employment ceases; or (iii) induce any individuals to terminate their employment with the Corporation or its Affiliates. As used in this Agreement, the term "Competitive Business" means all banking and financial products and services that are substantially similar to those offered by the Corporation on the date that Employee's employment ceases. Employee's obligations under this Section 12 shall terminate on the date a Change of Control occurs.

Section 13.           Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys' fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12 but only if the Corporation prevails in obtaining legal or equitable relief. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation's legitimate business interests. Employee further agrees that the breach of any provision of this Agreement by the Corporation shall not excuse his performance of Sections 11 and 12 of this Agreement or his obligations for the attendant remedies associated therewith.

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Section 14.           Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Corporation" shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 15.           Code Section 409A Compliance. (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance issued thereunder ("Code Section 409A") or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that are subject to Code Section 409A and that are paid upon or following a termination of employment unless such termination is also a "separation from service" (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a "termination" or "termination of employment" or "resign" or "resignation" or like references shall mean separation from service. A separation from service shall not occur under Code Section 409A unless Employee has completely severed his employment or contractor relationship with the Corporation or Employee has permanently decreased his services (via his employment relationship or his consulting relationship) to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty six (36)-month period (or the full period if Employee has been providing services for less than thirty six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Employee is deemed on the date of separation from service with the Corporation to be a "specified employee", within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Corporation from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six(6)-month period measured from the date of Employee's separation from service or (ii) the date of Employee's death. In the case of benefits that are subject to Code Section 409A, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Corporation thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh (7th) month following the date of Employee's separation from service or, if earlier, on the date of Employee's death, all payments delayed pursuant to this Section 15(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, with interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The amount of interest paid shall be based on the prime rate of interest in effect on the first day of the month following Employee's separation from service as reported in the Wall Street Journal.

(c)          With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Corporation's reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred,

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(d)          If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(e)          Notwithstanding any of the provisions of this Agreement, the Corporation shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

Section 16.           Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 17.           Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 18.           Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered on the date of receipt if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 19.           Entire Agreement. (a) This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)          This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 20.           Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 21.           Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21           Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand, effective on the first date written above.

EASTERN VIRGINIA BANKSHARES, INC.
Attest:	By:	/s/ Joe A. Shearin
/s/ Cheryl Wood	Title:	President and CEO
	Date:	November 20, 2014

EMPLOYEE

Attest:		/s/ Mark C. Hanna
/s/ Robin G. Weaver		Mark C. Hanna
	Date:	December 1, 2014

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